Exhibit 10.32(a)

March 7, 2016

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830-3020

Re:	Extension of Expiration Date for that certain $20,000,000.00 Commercial Line of Credit

(“Line of Credit”) extended by PNC Bank, National Association (the “Bank to Middlesex Water Company (the “Borrower”)

Dear Mr. O’Connor:

We are pleased to inform you that the Line of Credit has been renewed. The Expiration Date of the Line of Credit, as set forth in that certain Amended and Restated Committed Line of Credit Note executed and delivered by the Borrower to the Bank dated April 29, 2015 (the “Note”) and/or that certain Amended and Restated Loan Agreement dated April 29, 2015 governing the Line of Credit (the “Loan Agreement”), has been extended from January 31, 2017 to January 31, 2018, or such later date as may, in the Bank’s sole discretion, be designated by the Bank by written notice from the Bank to the Borrower. All sums due under the Note, the Loan Agreement or any related documents, instruments and agreements (collectively as amended from time to time, the “Loan Documents”) shall be due and payable on the Expiration Date, as extended hereby. All other terms and conditions of the Loan Documents governing the Line of Credit remain in full force and effect.

It has been a pleasure working with you and I look forward to a continued successful relationship. Thank you again for your business.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By:	/s/Virginia G. Alling

Virginia G. Alling
Senior Vice President